EXHIBIT 16.1


November 20, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of the Form 8-K/A dated November 14, 2003, of Cellegy Pharmaceuticals, Inc., and are in agreement with the statements contained in the first paragraph, the fourth sentence of the second paragraph, the third paragraph and in the first sentence of the fourth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                /s/  Ernst & Young LLP